Exhibit 5.1

September 11, 2014

Simmons First National Corporation

501 Main Street

P. O. Box 7009

Pine Bluff, Arkansas 71611

Ladies and Gentlemen:

We have acted as counsel to Simmons First National Corporation, an Arkansas corporation (“Simmons”), in connection with (i) the proposed merger of Community First Bancshares, Inc., a Tennessee corporation (“Community First”), with and into Simmons, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 6, 2014, by and between Simmons and Community First, (ii) the proposed merger of Liberty Bancshares, Inc., a Missouri corporation (“Liberty”), with and into Simmons, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 27, 2014, by and between Simmons and Liberty and (iii) the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of up to 11,871,187 shares of SFNC common stock and 30,852 shares of Simmons Senior Non-Cumulative Perpetual Preferred Stock, Series A (collectively the “Shares”). This opinion is provided pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing and such other matters as we have deemed relevant, we are of the opinion that the Shares, when issued and delivered upon payment therefor in the manner and on the terms described in or incorporated by reference into the Registration Statement (after the same is effective), will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability of, compliance with, or effect of any laws except the laws of the State of Arkansas and the federal laws of the United States of America. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is given as of the date of effectiveness of the Registration Statement, and we assume no obligation to advise you after such date of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Quattlebaum, Grooms, Tull & Burrow PLLC

QUATTLEBAUM, GROOMS, TULL

    & BURROW PLLC